EXHIBIT D

Joint Filing Agreement, dated November 19, 2012

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.

Dated: November 19, 2012.

JANA PARTNERS LLC

By:	/s/ Charles Penner
Name:	Charles Penner
Title:	Partner & Chief Legal Officer

/s/ David Bullock
David Bullock

/s/ Stephen Clark
Stephen Clark

/s/ Mitchell Jacobson
Mitchell Jacobson

/s/ Lyle Vanclief
Lyle Vanclief